ENERJEX KANSAS, INC.

A wholly owned subsidiary of EnerJex Resources, Inc.

September 15, 2008

Euramerica Energy Inc.
c/o Antonio Beccari, President
Via Petronance, 13
25124 Brescia, Italy

Re:	Amendment to Amended and Restated Well Development Agreement and Option for “Gas City Property” dated August 10, 2007

Euramerica Energy Inc. (“Euramerica”) and EnerJex Kansas, Inc., formerly known as Midwest Energy, Inc. (“EnerJex”) originally entered into an Amended and Restated Well Development Agreement and Option for “Gas City Property,” dated as of August 10, 2007, which was amended by an Addendum No. 1 (“Addendum No. 1”), dated as of November 27, 2007 (collectively, the “Original Agreement”), describing the terms for proceeding with an exploration and development program for certain leases owned by EnerJex. This letter further amends the Original Agreement as specified below (as amended, the “Agreement”) (capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Original Agreement).

RECITALS

WHEREAS, Euramerica has elected to exercise its option to purchase the properties as set forth in Section 16 of the Agreement and has paid prior to the date hereof, $600,000.00, constituting a portion of the Purchase Price; and

WHEREAS, EnerJex and Euramerica desire to extend certain deadlines in the Original Agreement;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants, agreements, undertakings, representations and warranties contained herein, the parties hereto agree as follows:

1. As described in Section 16 of the Original Agreement, the Purchase Price shall be paid either in full or in four (4) equal quarterly installments. Euramerica has elected to make payments under the quarterly installment option. Section 16 is amended to provide that the third and fourth quarterly installment payments of the Purchase Price totaling $600,000.00 will become due on October 15, 2008.

2. Section 18 of the Original Agreement shall be amended and restated in its entirety as follows: “Title to the Property will transfer upon payment of the balance of the drilling commitment on or before November 15, 2008.”

3. As described in Section 25 of the Original Agreement, Euramerica agreed to pay EnerJex $2,000,000 on or before August 31, 2008. Section 25 is amended to provide that Euramerica agrees to pay EnerJex the balance of the $2,000,000 drilling commitment on or before November 15, 2008.

4. Section 26 of the Original Agreement is amended by replacing the reference to August 31, 2008 in the first sentence with November 15, 2008.

5. As of the date hereof, Euramerica and EnerJex will enter into an agreement regarding the gathering system, disposal wells, easements and right of way and all other facilities (the “Facilities”) to be acquired by Euramerica and the use thereof by EnerJex with respect to other properties owned by EnerJex. Such agreement will provide that Euramerica will reserve and dedicate no less than 30% of the capacity of the Facilities for such use by EnerJex.

6. EnerJex may, at its option, prior to November 15, 2008 remove the approximately 120 acres previously identified to Euramerica and any other acreage related to the Southern Star Central Gas Pipeline, Inc. Piqua gas storage field (the “Piqua Field Acreage”), from the Property to be sold to Euramerica and EnerJex will either (a) replace it within 30 days after November 15, 2008 with at least 120 additional acres, plus any additional acres removed, within the area identified in Exhibit D of the proposed Addendum No. 2 to the Original Agreement executed by the parties and held in escrow by Stinson Morrison Hecker LLP (“Proposed Addendum No. 2”) (it being acknowledged by the parties hereto that Proposed Addendum No. 2 is not currently deemed delivered nor effective), or (b) the Purchase Price shall be reduced by an amount equal to $13,636 times a fraction, the numerator of which is the difference of 120 acres, plus any additional acreage removed, minus the actual number of acres acquired by EnerJex for replacement pursuant to this Section 6, and the denominator of which is 120 acres, plus any additional acres removed. If EnerJex elects to remove the Piqua Field Acreage from the Property to be sold to Euramerica, it will be then be owned solely by EnerJex and any compensation paid by Southern Star Central Gas Pipeline, Inc. to EnerJex related to the acquisition or release of the Pique Field Acreage shall be due solely to EnerJex.

7. The parties hereto acknowledge that (a) Euramerica requires no additional historical information regarding the Wells, and (b) Euramerica has received all information due or owing from EnerJex, whether explicitly or implied, and EnerJex has met each of its obligations of the Agreement.

Please confirm your agreement to comply with the foregoing by signing in the space provided below.

ENERJEX KANSAS, INC.

By:	/s/ Steve Cochennet
Name: Steve Cochennet
Title: CEO

AGREED AND ACCEPTED, as of the 15th day of September, 2008.

EURAMERICA ENERGY, INC.

/s/ Antonio Beccari
Name: Antonio Beccari
Title: President